Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Current Report on Form 8-K/A of our report dated May 5, 2017, with respect to our audit of the consolidated financial statements of Cost & Compliance Associates, LLC, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Hancock Askew & Co., LLP

Norcross, Georgia

May 5, 2017